Exhibit 99.1

United Bankshares Declares Second Quarter Dividend and Stock
Repurchase Program

    PARKERSBURG, W.Va.--(BUSINESS WIRE)--May 22, 2003--United Bankshares, Inc. (NASDAQ: UBSI), announced that at the May 19, 2003 board meeting, the Board of Directors declared a second quarter dividend and approved a new plan to repurchase up to 1.65 million shares of United's common stock on the open market effective upon completion of the 2002 repurchase plan.
    The second quarter dividend of 25 cents per share for shareholders of record as of June 13, 2003 represents a 9% increase over the 23 cents per share paid in the second quarter of 2002. The dividend payout of approximately $10.4 million on 41.6 million shares is payable July 1, 2003. The year 2003 is expected to be the 30th consecutive year of dividend increases to United shareholders. The annualized 2003 dividend of $1.00 equates to a yield of approximately 3.4% based on recent UBSI market prices.
    The stock repurchase plan represents approximately 4% of the issued and outstanding shares of United. The timing, price and quantity of purchases under the plan will be at the discretion of management and the plan may be discontinued, suspended or restarted at any time depending on the facts and circumstances. The repurchase plan, depending upon market conditions, provides capital management opportunities. Shares repurchased under the plan will be available to fund employee benefit programs as well as for a variety of other corporate purposes.
    United recently announced diluted earnings per share of 53 cents for the first quarter of 2003, which represented a 6% increase from diluted earnings per share of 50 cents for the first quarter of 2002. United generated net income of $22.5 million for the first quarter of 2003, an increase of 3% above the $21.8 million earned in the first quarter of 2002.
    Additionally, United's recently announced agreement to acquire Sequoia Bancshares, Inc. of Bethesda, Maryland, with assets of approximately $547 million, is progressing towards obtaining all applicable regulatory and shareholder approvals. The transaction, which is expected to close during the fourth quarter of 2003, will increase United's Virginia franchise to more than $3 billion in assets and United's total franchise to more than $6.4 billion in consolidated assets.
    United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol "UBSI".

    CONTACT: United Bankshares, Inc.
             Steven E. Wilson, 304/424-8704